                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of The Quigley Corporation:

We consent to incorporation by reference in the registration  statements on Form
S-8 (No. 333-73456, No. 333-61313,  No. 333-10059, No. 333-14687,  333-26589 and
333-132770) and Form S-3 (No. 333-31241,  333-86976,  333-104148 and 333-119748)
of The Quigley Corporation and subsidiaries ("the Company") of our reports dated
March  2,  2007  with  respect  to  the   consolidated   financial   statements,
management's assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal controls over financial reporting as of December  31,  2006,  which  reports  appear in the  December 31, 2006 Annual
Report on Form 10-K.

/s/ Amper, Politziner & Mattia, P.C.

Edison, New Jersey
March 9, 2007